EXHIBIT 10.1

June 13, 2007

David Kenin

16650 Calle Haleigh

Pacific Palisades, CA 90272

Re: Third Amendment to Employment Agreement

Dear Mr. Kenin:

This will confirm our agreement to further amend and extend your employment agreement with Crown Media United States, LLC, dated December 20, 2001, as amended October 10, 2003 and December 6, 2004 (the "Agreement"), as follows:

  The references to Crown Media United States, LLC, are changed to Crown Media Holdings, Inc. Crown Media Holdings, Inc. will replace Crown Media United States, LLC as your "Employer" and the contracting party under the Agreement.

  The Term of the Agreement and your employment by Crown, as set out in Paragraph 2 of the Agreement, is extended for an additional two years, through December 31, 2009.

  Paragraph 3(a) of the Agreement is amended to provide for payment to you of an annual salary of $825,000 during the seventh year of the Term (January 3, 2008 through January 2, 2009) and $850,000 during the eighth year of the Term (January 3, 2009 through December 31, 2009).

  Paragraph 8(b) is amended to provide that in the event you are terminated pursuant to the terms of that paragraph: i) you will receive the greater of the remaining amounts payable under Paragraph 3(a), or an amount equal to one year's salary (payable over a 12 month period), whichever is greater, and (ii) a prorated bonus for the period up to the termination date, based on an annual bonus amount determined in Employer's discretion and paid in accordance with Paragraph 3(b) of the Agreement. Such amounts shall not be subject to offset from any amounts you earn from other employment following the termination of your employment with Crown.

Except as amended herein, all other terms of the Agreement will remain in full force and effect.

Very truly yours,

Crown Media Holdings, Inc.

By: /s/ Henry Schleiff

Henry Schleiff

President

Accepted and Agreed to

/s/ David Kenin

David Kenin